Michael Davidson

[***]

[***]

Dear Michael:

On behalf of NewAmsterdam Pharma Corporation, I am pleased to present you (“you” or “Executive”) this updated letter regarding your employment with the Company. NewAmsterdam Pharma Corporation (the “U.S. Subsidiary”) is an indirect wholly owned subsidiary of NewAmsterdam Pharma Company N.V. (“Parent”). The U.S. Subsidiary, Parent, and their respective subsidiaries and other affiliates are collectively referred to herein as the “Company,” and the duties of the Company set forth herein may be discharged by any entity within that definition. The terms and conditions of your employment, should you accept this offer, are set forth below in this letter agreement (the “Agreement”), and replace those terms and conditions that were set forth in the offer letter between the Company and you, dated August 1, 2022, as modified or supplemented by any subsequent communications regarding your employment and/or compensation (the “Original Agreement”). Certain capitalized terms used in this Agreement are defined in the attached Exhibit A.

1.
Position. You will continue to serve as Chief Executive Officer and you will report to the Company’s Board of Directors (the “Board”). This is a full-time employment position. It is understood and agreed that, while you render services to the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time) that, as reasonably determined by the Board, will detract from, or interfere with, the fulfillment of your responsibilities or duties under this Agreement, except as expressly authorized in writing by the Board. Notwithstanding the foregoing, you may engage in religious, charitable and other community activities so long as such activities do not interfere or conflict with your obligations to the Company.

2.
Effective Date. This Agreement will formally replace the Original Agreement on the day that is ten business days after the date you receive this Agreement (the “Effective Date”).
3.
Compensation and Benefits.
a.
Base Salary. As previously communicated to you, effective as January 1, 2023, your base salary increased to the rate of $569,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your base salary in effect at any given time is referred to herein as the “Base Salary.” The Base Salary shall be reviewed in accordance with the Company’s compensation and review policies, and any changes to the Base Salary shall be in the sole discretion of the Company.

b.
Bonus. Annual bonuses for 2022 will be paid in early 2023. Beginning with the 2023 bonus year, you will be eligible to receive an annual performance bonus targeted at 50% of your Base Salary. The actual bonus amount, whether a bonus is awarded, and the amount of any bonus are discretionary except to the extent otherwise set forth in a bonus policy or procedure then in effect, or as otherwise established by the Company for its U.S.-based executives. Unless otherwise explicitly provided in this Agreement or an applicable bonus policy or agreement, to earn an annual bonus, you must be employed by the Company as of the payment date of such bonus. Any annual bonus will be paid no later than March 15th of the calendar year following the calendar year to which such bonus relates.

c.
Expenses. The Company will reimburse you for all necessary and reasonable business and travel expenses, including business class airfare for intercontinental flights, incurred by you in connection with performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executives.

d.
Benefits/Paid Time Off. You will be eligible, subject to the terms of the applicable plans and programs, to participate in the employee benefits and insurance programs generally made available to the Company’s full-time U.S.-based executives. You will be entitled to paid time off consistent with the terms of the Company’s paid time off policy for U.S.-based executives, as in effect from time to time. The Company reserves the right to modify, amend or cancel any of its benefits plans or programs at any time.
4.
Equity Incentives. In full satisfaction of any prior promises or communications regarding equity grants, you were granted an option to purchase Parent ordinary shares under Parent’s long-term incentive plan on January 1, 2023. By signing this Agreement, you hereby confirm that this grant fully satisfies any promise or communication made by the Company to you regarding a future equity grant or grants.

5.
Location. Your primary work location will continue to be [***], provided that you may be required to regularly travel to the Company’s office in [***] and elsewhere on business from time to time, consistent with the Company’s business needs.
6.
At-Will Employment; Date of Termination. At all times your employment is “at will,” meaning that you or the Company may terminate it at any time for any or no reason, subject to the terms of this Agreement. The “at will” nature of your employment may only be changed in an express written agreement signed by you and the Board.

Your last day of employment for any reason is referred to herein as the “Date of Termination.” In the event that you elect to end your employment other than for Good Reason, the Company requires that you provide at least 14 days’ advance written notice to the Company. The Company may unilaterally accelerate the Date of Termination, and such acceleration shall not be deemed a termination by the Company.

To the extent applicable, you shall be deemed to have resigned from all officer, board and committee positions that you hold with the Company or any of its respective subsidiaries and affiliates upon the termination of your employment for any reason. You shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

7.
Accrued Obligations. In the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary through the Date of Termination, (ii) to the extent provided in the applicable Company vacation policy, accrued but unused vacation days through the Date of Termination, (iii) any vested benefits due under the Company’s employee benefit plans upon a termination of employment, and (iv) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (the “Accrued Obligations”).

8.
Severance Pay and Benefits Upon a Termination by the Company without Cause or by You for Good Reason. In the event that the Company terminates your employment without Cause or you terminate your employment for Good Reason, then, in addition to you being entitled to the Accrued Obligations, and subject to (i) you signing a separation agreement and release in a form and manner reasonably satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities and a reaffirmation of the Continuing Obligations (as defined below), and an agreement to extend your noncompetition period through the twelve (12) month anniversary of your termination, and shall provide that if you breach the Continuing Obligations all severance payments and benefits shall immediately cease (the “Separation Agreement”) and (ii) the Separation Agreement becoming irrevocable (following a seven- business-day revocation period), all within 60 days after the Date of Termination:

a.
The Company shall pay Executive an amount equal to the sum of twelve (12) months of your Base Salary (the “Severance Amount”);

b.
The Company shall pay Executive any bonus otherwise earned or payable (but for the cessation of Executive’s employment) with respect to a bonus year ended prior to the cessation of Executive’s employment and a prorated bonus for the calendar year of your Date of Termination, calculated as the bonus Executive would have received in such year based on actual performance multiplied by a fraction, the numerator of which is the number of days during the calendar year of the Date of Termination that Executive was employed and the denominator of which is the total number of days during the calendar year of the Date of Termination, each paid at the time such bonuses are paid to other participants, or if earlier, by March 15 of the year following the year of your Date of Termination;
c.
Subject to your payment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider(s) or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health (including dental, if applicable) insurance to you if you had remained employed by the Company until the earliest of (A) the twelve (12) month anniversary of the Date of Termination; (B) your eligibility for group health plan benefits under any other employer’s group health plan; or (C) the cessation of your continuation rights under COBRA; provided, however, that if the Company reasonably determines that it cannot pay such amounts to the group health plan provider(s) or the COBRA provider (if applicable) without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments, if to you, shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

Except with respect to bonus payments described in Section 8(b), amounts payable under this Section 8, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such amounts, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.

If your employment ends for any reason other than a termination by the Company without Cause or a termination by you for Good Reason, you will be entitled to the Accrued Obligations and will not be entitled to any further compensation from the Company. For the avoidance of doubt, if your employment ends due to your death or disability, you will receive the Accrued Obligations but will not be eligible for severance pay and benefits, whether pursuant to this Section 8 or otherwise.

9.
Qualifying Change in Control Termination. In the event of a Qualifying Change in Control Termination, then, in addition to the severance payments and benefits described in Section 8 above, and subject to the Separation Agreement requirement described in Section 8 above, notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement or equity plan, (A) all time-based stock options and other time-based equity awards of Executive shall accelerate and become fully exercisable or nonforfeitable as of the Date of Termination, and (B) except with respect to any stock options intended to be “incentive stock options” within the meaning of Section 422 of the Code, which were granted prior to January 1, 2023, the exercise period with respect to the Executive’s vested stock options shall extend until the earlier of (i) the original final expiration date for such vested stock options as provided in the applicable equity documents, or

(ii) the 24-month anniversary of the Date of Termination (or, if later, the date specified in the applicable equity documents) (the “Extended Exercise Period”). The Executive is advised to consult the Executive’s tax advisor with respect to the tax implications of the Extended Exercise Period.

10.
Continuing Obligations.

a.
Restrictive Covenants Agreement. As a condition of your receiving the additional benefits under this Agreement, including your increased compensation, expanded severance rights and equity grant eligibility, you are required to enter into a new Confidentiality and Assignment of Inventions Agreement enclosed with this Agreement (the “Restrictive Covenants Agreement”), with respect to which you have the right to consult counsel prior to signing. For purposes of this Agreement, the obligations in this Section 10 and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.” By signing this Agreement and the Restrictive Covenants Agreement, you hereby confirm that the Restrictive Covenant Agreement was provided to you at least ten business days prior to the Effective Date and that the payments and benefits hereunder, including your increased compensation, expanded severance rights and equity grant eligibility, are mutually agreed consideration for your obligations under the Restrictive Covenants Agreement. If you materially breach any of the Continuing Obligations, the Company will not be obligated to commence or continue to pay the Severance Amount or the bonuses described in Section 8, to provide the COBRA benefit, or to provide the vesting acceleration or Extended Exercise Period in Section 9. If such breach is curable, the Company will provide you written notice detailing such breach and if you cure such period within 30 days, your rights to such payments and benefits will be restored.

b.
Third Party Agreements and Rights. You hereby confirm that you are not bound by the terms of any agreement with any previous employer or other party that restricts in any way your engagement in any business (including with respect to solicitation or hiring of the previous employer’s or other party’s employees). You represent to the Company that your execution of this Agreement, your employment with the Company and the performance of your proposed duties for the Company will not violate any obligations you may have to any previous employer or other party. In your work for the Company, you will not disclose or make use of any information in violation of any agreements with or rights of any previous employer or other party, and you will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any previous employment or other party.

c.
Litigation and Regulatory Cooperation. During and after your employment, you shall cooperate fully with the Company, including in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes you may have knowledge or information. Your full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 10(c). You will not be required to expend unreasonable amounts of time or effort in the course of such cooperation, taking into consideration your then other professional and personal obligations.

d.
Relief. You agree that it would be difficult to measure any damages caused to the Company which might result from your breach of any of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

11.
Indemnification. The Company agrees that if you are made a party, or are threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that you are or were a director, officer or employee of the Company or are or were serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is your alleged action in an official capacity while serving as a director, officer, member, employee or agent, you shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law, against all cost, expense, liability and loss reasonably incurred or suffered by you in connection therewith, and such indemnification shall continue as to you even if you have ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of your heirs, executors and administrators. The Company agrees to maintain a directors’ and officers’ liability insurance policy covering you to the extent the Company provides such coverage for its other directors or executive officers.

12.
Section 409A.

a.
Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement or otherwise on account of your separation from service would be considered deferred compensation otherwise subject to the twenty percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

b.
All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in- kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
c.
To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the termination of your employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

d.
The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

e.
The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

13.
Section 280G. Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity- based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A- 24(b) or (c). For purposes of this Section 13, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The determinations under this Section 13 shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. The Executive shall cooperate with the Company and the Accounting Firm with respect to such determinations and calculations. Any determination by the Accounting Firm shall be binding upon the Company and the

Executive.

14.
Withholding; Tax Effect. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

15.
Entire Agreement. This Agreement, together with its exhibit, the Services Agreement between you and Parent, and the Restrictive Covenants Agreement, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company, and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company regarding your employment, including the Original Agreement. Other than as expressly provided herein, this Agreement has no impact on any previous award agreement or grant of Company options. Nothing contained in this Agreement shall be construed to abrogate any of your prior confidentiality obligations or reduce or limit the Company’s rights, title, or interest in any work product, or intellectual property so as to be less in any respect than that the Company would have had in the absence of this Agreement.

16.
Governing Law; Jurisdiction. This Agreement will be governed by the laws of the Commonwealth of Massachusetts, excluding laws relating to conflicts or choice of law. Without limitation of the agreement to arbitrate in the Restrictive Covenants Agreement, you and the Company each submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts.

17.
Assignment; Successors and Assigns. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, transfer or otherwise) to all or substantially all of the business, assets or property of the Company, to expressly assume and agree to perform the obligations of the Company under this Agreement in the same manner and to the same extent that the Company is required to perform hereunder. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

18.
Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company.

19.
Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

20.
Other Terms. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of your employment to the extent necessary to effectuate the terms contained herein. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. PDF copies of signed counterparts shall be equally effective as originals.

Thank you for your service to the Company. To accept the offer in this Agreement, please respond by the Effective Date.

Very truly yours,

NewAmsterdam Pharma Corporation

By: /s/ Sander Slootweg /s/ Mike McGovern

Name:

Sander Slootweg Mike McGovern

Title:

Chairman Controller & Asst. Treasurer

I have read and accept this employment offer:

By: /s/ Michael Davidson

Dated:

1/25/2023

Exhibit A

1.
“Cause” shall mean a reasonable and good faith determination by the Board of Directors of the Company that any of the following events have occurred: (i) your dishonest statements or acts, which are not corrected within 30 days after written demand for cure from the Company, with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in material harm to the Company; (ii) your conviction of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your intentional, willful or knowing failure to perform your assigned duties and responsibilities (other than as a result of physical or mental illness, accident or injury), which failure is not corrected within 30 days after written demand for cure from the Company; (iv) your gross negligence, willful misconduct or insubordination that results in or is reasonably anticipated to result in harm to the Company; or (v) your material violation of any material provision of any agreement(s) between you and the Company or any Company policies including, without limitation, agreements relating to noncompetition, non-solicitation, nondisclosure and/or assignment of inventions or policies related to ethics or workplace conduct, which violation is not corrected within 30 days after written demand for cure from the Company.

2.
“BCA” shall mean the Business Combination Agreement dated July 25, 2022 and entered into among the Company, Frazier Lifesciences Acquisition Corporation, NewAmsterdam Pharma Investment Corporation and NewAmsterdam Pharma Holding B.V.
3.
“Change in Control” shall mean an event that constitutes a change in ownership or effective control of Parent or a change in the ownership of a substantial portion of the assets of Parent, all within the meaning of Section 409A of the Code. For the avoidance of doubt, neither the BCA nor any transactions related to the BCA or the offering of shares of the Company to public, shall be treated as a Change in Control for purposes of this Agreement.
4.
“Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without your prior written consent: (i) any material adverse change in your title or any material diminution in your authority or responsibilities taken as a whole; (ii) any material reduction of your Base Salary, other than pursuant to an across-the-board reduction in the compensation of all senior management of the Company, provided that such reduction is proportionately equal among all such members of senior management; and (iii) any material breach by the Company of its obligations under this Agreement.

5.
“Good Reason Process” shall mean that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Good Reason Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Good Reason Cure Period. If the Company cures the Good Reason condition during the Good Reason Cure Period, Good Reason shall be deemed not to have occurred.

6.
“Qualifying Change in Control Termination” shall mean either (i) Executive’s employment is terminated by the Company without Cause, at the request of a party (other than the Company) involved in a Change in Control, within three (3) months prior to the Change in Control (or, if longer, during the period from the date of the signing of the applicable transaction agreement(s) through the Change in Control), or (ii) Executive’s employment by the Company ceases due to a termination by the Company without Cause or a resignation by Executive for Good Reason during the twelve (12) month period following a Change in Control. In the event of a Qualifying Change in Control Termination under clause (i), the changes to Executive’s equity awards shall be effective as of the Change in Control, subject to the other terms and conditions herein.